Limited Power of Attorney

I, John C. Ferrara hereby appoint Erwin Eichmann, my true and lawful Attorney-in-Fact for the limited purpose of executing and filing on my behalf all Forms 3, 4 and 5 (and any amendments thereto) with the U.S. Securities and Exchange Commission (“SEC”) with respect to securities of TheStreet, Inc. and performing any and all other acts which, in the discretion of such Attorney-in-Fact, are necessary or desirable in connection therewith.  The authority of Erwin Eichmann under this limited power of attorney shall continue until I am no longer required to make any filings with the SEC with respect to the aforesaid securities, unless earlier revoked in writing.  I acknowledge that Erwin Eichmann is not assuming any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:	February 25, 2013	/s/ John C. Ferrara
John C. Ferrara